EXHIBIT 10.7

July 31, 2012

Ms. Cynthia Walker

Dear Cynthia:

The purpose of this correspondence is to amend and restate our offer and your acceptance of employment.

The terms and conditions of our employment offer are as follows:

1.	Title: Your title will be Executive Vice President and Chief Financial Officer.

2.	Reporting Relationship: You will report directly to the Chief Executive Officer.

3.	Start Date: 12:00 P.M., August 6, 2012, or at another mutually agreeable time.

4.	Initial Base Salary: $600,000 per year subject to annual review, paid semi-monthly during your continued employment.

5.
Annual Bonus:  You are eligible to participate in Oxy’s Executive Incentive Compensation Plan (EICP) with an initial target bonus of $600,000 subject to annual review.  In addition, during your continued employment you will be guaranteed a bonus not less than your target amount for 2012, payable by March 14, 2013.

6.
Sign-On Share and Cash Bonus:  Effective as of your first day of employment, you will be granted 24,000 shares of Oxy common stock with 9,000 shares vesting at grant and 15,000 shares vesting over a three-year period, with one-third of those shares vesting on each of the first three anniversary dates of your employment during your continued employment, subject to Oxy’s standard employment terms.   Dividends will be paid on the awarded shares as declared.  In addition, with your first regular paycheck you will be paid cash in an amount equal to 6,000 shares of Oxy common stock multiplied by the closing price per share of Oxy common stock on August 6, 2012.

July 31, 2012
Cynthia Walker

7.
Sign-On Long-Term Restricted Stock Incentive:  Effective as of your first day of employment, you will be granted a Restricted Stock Incentive Award with an initial value (based on the closing price of Oxy stock on the date of the award) of $800,000, subject to Oxy’s standard employment terms.

8.
Sign-On Long-Term Total Shareholder Return Incentive:  Effective as of your first day of employment, you will be granted a Total Shareholder Return Incentive Award payable in Oxy stock with a grant date midpoint value of $1,280,000, subject to Oxy’s standard employment terms.

9.	Termination Payment: In the event of involuntary, not-for-cause termination of employment prior to your third anniversary, all of the foregoing will be replaced by our agreement to the following:

	a.	Semi-monthly payments equivalent to your Base Salary will continue for a period of twelve months.

b.
An Annual Bonus will be paid in accordance with the terms of the EICP for the year of your termination by March 14 of the following year based on 100% of the target for the individual performance portion and actual Oxy performance for the remainder.

	c.	The Sign-On Share Bonus shares will fully vest.

d.
Cash payments equivalent to the amounts that would have been payable for Sign-On Long-Term Incentive awards (both Total Shareholder Return Incentive awards and Restricted Share Incentive awards) that are forfeited as a result of your termination, will be paid out at the same time the associated award is paid based on actual Oxy performance.

e.
A cash payment equal to any unvested balances forfeited under Oxy’s retirement and savings plans will be paid as soon as administratively practicable following your termination date and no later than 60 days after your “separation from service” (under Section 409A of the U.S. Internal Revenue Code (Section 409A)), provided that, to the extent required by Section 409A, such payments will be made at the time or times such forfeited balances would otherwise have been paid under the terms of the retirement and savings plans.

Notwithstanding anything to the contrary in this paragraph 9, to the extent you must be treated as a “specified employee” (under Section 409A), then any payments on account of your “separation from service” (under Section 409A), that are subject to the requirements of Section 409A, shall, if required to be made later than the time specified above as a result of the

July 31, 2012
Cynthia Walker

application of Section 409A, be made on the date that is six months and one day following the date of your “separation from service” (under Section 409A).

10.	Employee Benefits: Entitled to the full array of employee benefits available to Oxy employees.

11.	Vacation Entitlement: 25 days of vacation per year (prorated for the first year of employment), and four months of paid leave starting at a mutually agreed time.

12.	Relocation Package: You will be eligible for Occidental’s full domestic relocation package.

All offers of employment are contingent upon satisfactory results of a drug screen and background investigation.  Details on these subjects will be sent to you under separate cover.  Your employment with Oxy is at-will and this letter is not a guarantee of continuing employment.  This letter will be governed by California law (without giving effect to its conflicts of laws principles), constitutes the final, complete and exclusive expression of the parties’ intent on its subject matter and may only be amended in a writing signed by each party.

If everything is stated correctly and to your satisfaction, please sign both copies of this offer letter and return one copy to Oxy.

Sincerely,

/s/ STEPHEN I. CHAZEN

Steve Chazen

Agreed and Accepted:

/s/ CYNTHIA WALKER
Cynthia Walker